EXHIBIT 99.1

Contact:	Mark Williams Chief Financial Officer, Mediware 913 307-1000 www.mediware.com	Thomas Redington 203 222-7399 212 926-1733 www.redingtoninc.com

MEDIWARE

Mediware Information Systems, Inc. Receives Notice from the Nasdaq Stock Market

LENEXA, KS, October 3, 2007 – Mediware Information Systems, Inc., (NASDAQ: MEDW) announced that on September 27, 2007, the Nasdaq Stock Market notified the company regarding the company’s non-compliance with Nadsaq Marketplace Rule 4350(d), which requires three independent directors on the company’s audit committee.  This issue arose due to the recent resignation of a director who served as an audit committee member.

On October 2, 2007, Mediware’s board of directors appointed Dr. John Gorman, a currently serving independent director of the company, to the audit committee.  The company has notified Nasdaq of the appointment of Dr. Gorman and believes it has regained compliance with Nasdaq rules so that the listing of its common stock on the Nasdaq Capital Market will be unaffected.

About Mediware

Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2007, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.

#                      #                      #
10/3/07